Exhibit F

                              Richard M. Early, Esq.
                                107 Selden Street
                              Berlin, Connecticut 06037

April 27, 1998

Securities and Exchange Commission
Washington, D.C. 20549

Re: Application/Declaration on Form U-1 of Northeast Utilities et al. (File No. 70-9185)

Ladies and Gentlemen:

     I am familiar with the application/declaration on Form U-1 referred to above relating to (i) the Northeast Utilities Incentive Plan and the Northeast Utilities Employee Share Purchase Plan (collectively, the "Plans"),
(ii) the solicitation of proxies from the common shareholders of Northeast Utilities (the "Company") in connection with the Plans, (iii) the proposed issuance of the Company's common shares, $5.00 par value ("common shares") and other securities in accordance with the terms of the Plans, and (iv) the acquisition through open market purchases of common shares for use as employee incentive compensation, and I am familiar with the proceedings relating thereto.

     I am of the opinion that NU is validly organized and duly existing as a voluntary association under the laws of the Commonwealth of Massachusetts, and that, upon the issuance of your order or orders permitting the application/declaration to become effective, upon the adoption of an appropriate resolution by the shareholders of the Company, upon compliance with the Securities Act of 1933, as amended, and with such State securities or "blue sky" laws as may be applicable, and upon the proposed transactions being consummated in accordance with such application/declaration and such order or orders and in accordance with the Plans:

(a) all State laws applicable to the proposed transactions will have been complied with;

(b) the common shares, par value $5.00 per share, of the Company proposed to be issued pursuant to the Plans will be fully paid and nonassessable and the holders of such common shares will be entitled to the rights and privileges appertaining thereto set forth in the Declaration of Trust of the Company, as amended; and

(c) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

     In giving the opinion as to valid organization and due existence above, I have relied on Commissioner of Corporations and Taxation v. City of Springfield, 321 Mass. 31 (1947), in which the Massachusetts Supreme Judicial Court, after discussing the provisions of the Company's Declaration of Trust (then named "Western Massachusetts Companies") at pages 39 and 40, made the following statement: "The indenture created a trust and not a partnership." Nothing has occurred since the date of that decision which in my opinion affects the conclusiveness of that statement.

     I hereby consent to the filing of this opinion as an exhibit to the above-mentioned statement on Form U-1.

Very truly yours,

/s/ Richard M. Early